Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-37700) pertaining to the Gaiam, Inc. 1999 Long-Term Incentive Plan and the Gaiam, Inc. 1999 Employee Stock Purchase Plan, of our report dated February 19, 2004, with respect to the consolidated financial statements and schedule of Gaiam, Inc. for the year ended December 31, 2003, included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Denver, Colorado

March 15, 2006